As filed with the Securities and Exchange Commission on April 1, 2019

Registration No. 333-201209

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_______________________

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-201209)

TO Form S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

____________________

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-8627710 (I.R.S. Employer Identification No.)

600 Luckie Drive, Suite 350 Birmingham, AL (Address of principal executive offices)	35223 (Zip code)

NATIONAL COMMERCE CORPORATION DEFERRAL OF COMPENSATION PLAN

FOR KEY EMPLOYEES AND NON-EMPLOYEE DIRECTORS

(Full Titles of Plans)

Beth S. DeSimone

Senior Vice President and General Counsel

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

National Commerce Corporation, a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-8 (the “Registration Statement”), which has been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities, including shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under the Registration Statement as of the date hereof:

Registration Statement File No. 333-201209, filed with the SEC on December 22, 2014, registering $10,000,000 in Deferred Compensation Obligations and 500,000 shares of Common Stock issuable under the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors.

On April 1, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of November 23, 2018, between the Registrant and CenterState Bank Corporation (“CenterState”), the Registrant merged with and into CenterState, with CenterState surviving such merger (the “Merger”), and the Registrant’s wholly owned subsidiary bank, National Bank of Commerce, merged with and into CenterState’s wholly owned subsidiary bank, CenterState Bank, N.A., immediately following the Merger.  This Post-Effective Amendment is being filed as a result of the Merger. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, State of Florida, on the 1st day of April, 2019.

CENTERSTATE BANK CORPORATION,
as successor by merger to National Commerce Corporation

By:	/s/ Jennifer L. Idell
Jennifer L. Idell
Its Executive Vice President and Chief Administrative Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.